Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)
(Form Type)

The Coca-Cola Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.650% Notes due 2034	Rule 457(r)	$750,000,000	99.968%	$749,760,000	0.0001476	$110,664.58
Fees to Be Paid	Debt	5.200% Notes due 2055	Rule 457(r)	$1,500,000,000	99.913%	$1,498,695,000	0.0001476	$221,207.38
Fees to Be Paid	Debt	5.400% Notes due 2064	Rule 457(r)	$750,000,000	100.709%	$755,317,500	0.0001476	$111,484.86
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$3,003,772,500		$443,356.82
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$443,356.82

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended and relates to the Registration Statement on Form S-3 (No. 333-268053) filed by The Coca-Cola Company. The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.